Exhibit 99.1

NAVISTAR LETTER TO SHAREOWNERS

WARRENVILLE, Ill. -- June 5, 2006 -- Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, today released the following letter from Dan Ustian, Navistar chairman, president and chief executive officer, that has been mailed to its shareowners.
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TO OUR SHAREOWNERS

We are writing to keep you abreast of how we are progressing toward our goal of becoming a $15 billion company with 10 percent segment margins in each of our businesses by 2009. This strategy has been in place for more than two years and much progress has been made during this time. The strategy is threefold: Great products; Competitive cost structure, and; Profitable growth.

To accomplish what we’ve set forth, we must utilize the many strengths built by our 100-year-old company while at the same time making invisible the challenges inherent in a company that has needed to contract its cost structure and focus on markets for commercial trucks and diesel engines.

In 2006, we will take many more steps towards achieving our goal. As we said recently, we anticipate exceeding analyst expectations of $5.38 per diluted share for 2006. We also are positioning for a strong 2007 in spite of the anticipated softer demand for Class 8 trucks. Please take time to read the remainder of this mailer, which highlights just some of our accomplishments in 2005 and 2006 that we believe position us to achieve $15 billion and 10 percent segment margins in 2009 or before.

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I would like to take this opportunity to bring you up to date on the progress we’ve made toward delivering great products, improving our competitive cost structure and growing our existing lines of business.

SUCCESS IN 2005: GREAT PRODUCTS

The cornerstone of any company is the greatness of the products and services it provides. In 2005, we developed and launched exciting new products that addressed a wide range of customer needs. We penetrated new areas of the medium truck market with the introduction of the International® CF Series of low-cab-forward trucks, which secured instant acceptance in the marketplace. We also launched two new medium truck products, the International® Class 6 4200 4x4 and the International® 4100 class 5 conventional, each well suited for the diverse applications of the utility industry. These trucks leverage the Diamond Logic® Electric system, a self-diagnosing system that brings integrated intelligence to truck operations.

We also made significant progress on the nation’s largest pilot program to test diesel-electric hybrid medium trucks for utility and other applications. The integrated hybrid powertrain solution jointly developed by International and Eaton Corp. offers great economic and environmental benefits, including a potential 40 to 60 percent reduction in fuel use and emissions reductions to match.

Our engine products also enjoyed success in 2005. The Power Stroke® engine we design and manufacture for Ford Motor Company was honored when Truckin’ magazine named the Ford Super Duty F-250 its “truck of the year.” Our products continued to help drive Ford’s industry-leading market share in the U.S. heavy-duty pickup market.

SUCCESS IN 2005: IMPROVED COMPETITIVE COST STRUCTURE

Major strides in improving our competitive cost structure were realized in 2005. In December 2004, we announced an agreement to collaborate with MAN Nutzfahrzeuge AG, a leading European truck and engine manufacturer. MAN, the company at which Rudolf Diesel developed the first diesel engine in

Exhibit 99.1 (Continued)

1893, has extensive expertise in big-bore diesel engines. Our collaboration with MAN offers us many opportunities to achieve savings in design, development, sourcing and manufacturing, and has enabled us to announce the development of our first big bore engine offering,

In June 2005, we announced plans to enter into a joint venture with Mahindra & Mahindra, a leading Indian manufacturer of multi-utility vehicles and tractors. This venture, finalized in early December 2005, will operate under the name of Mahindra International Ltd. and will provide the advantages of scale through its significant supply base in India for global sourcing of components and materials. Additionally, the joint venture’s development center in Pune, India, with up to 300 engineers, will enable us to more efficiently manage the increasing cost of product development for trucks and buses.

In April 2005, a South American subsidiary acquired MWM Motores Diesel Ltda, a leading Brazilian diesel engine producer. MWM produces a broad line of medium- and high-speed diesel engines ranging from 50 to 310 horsepower which are used in pickups, vans, and light and semi-heavy trucks, as well as agricultural, marine and electric generator applications.

The acquisition of MWM gives us the established scale and supply bases to improve the cost structure of our engine business.

SUCCESS IN 2005: MAJOR GROWTH INITIATIVES

The MWM acquisition also gives us the opportunity to broaden our customer base thanks to MWM’s relationships with prominent names such as General Motors, Volkswagen and Nissan. It enables us to participate cost-effectively in the potentially huge market for dieselization of Class 5 and smaller vehicles in both North America and South America. By combining our resources, engineering expertise and product lines with those acquired from MWM, we will be able to meet increasingly tough emissions requirements, quickly and cost effectively. And we also will be able to develop products more efficiently to serve our customers in Brazil and other parts of the world.

Our second major acquisition in 2005 is also a growing business in an expanding market. We acquired Workhorse Custom Chassis, a leading manufacturer of chassis for motor homes and commercial step-van vehicles, along with Uptime Parts, a parts distribution network that supplies commercial fleets and RV dealers. The acquisition adds scale, provides the opportunity to grow our sales of diesel engines and parts, and enables us immediately to become a leading player in the growing chassis market for Class A RVs.

Our military business also showed significant growth. By the end of 2005, we had secured approximately $1 billion worth of orders in the global military market, thanks to a number of distinctive advantages, including consistently high quality, comprehensive product offerings and high-volume manufacturing efficiencies. Demonstrating our ability to leverage existing truck platforms in 2005 was our major contract win from the U.S. Army Tank-Automotive and Armaments Command (TACOM). Under the contract, using our existing International® 7000 Series platforms, we will provide up to 2,781 vehicles needed by the Afghanistan National Army, with a potential contract value of $467 million. We also will supply all the spare parts needed to support two years of scheduled maintenance. Other military successes included a five-year, $400-million truck contract with the Taiwan Ministry of National Defense, and a contract to deliver armored personnel carriers to the Israel Ministry of Defense.

Also making major contributions to 2005 growth were our financial services company and our parts and service organizations. Their outstanding teamwork helped to secure many impressive new business wins, including a three-year contract with Laidlaw, the largest pupil transportation company in the U.S. This contract provides for the purchase of up to 2,000 school buses as well as $28 million in parts and service each year. Our parts organization, which has grown its revenues every year for 14 consecutive years, continued its impressive record of growth and strong operating margins.

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Our dealer network, with the most locations in the industry, maintained its record of excellence and again increased the number of locations dedicated to parts and service, driving additional profitable growth in a less cyclical part of the business. And for the fourth time in the last seven years, one of our dealers received the 2005 Truck Dealer of the Year Award at the American Truck Dealers Convention and Exposition.

CONTINUING ON THE PATH TO SUCCESS: 2006 AND BEYOND

GREAT PRODUCTS

As we moved into 2006, our new product pipeline continued to be very strong. In April 2006, we unveiled our first new heavy truck in nearly 30 years at the MidAmerica Truck Show. The International® ProStar™, set for production in January 2007, is the result of five years of development and $300 million in investment. Designed to provide best-in-class fuel economy, unparalleled driver satisfaction, unprecedented uptime and lowest cost of ownership, the International ProStar™ is destined to exceed the demands of our customers.

On the military front, the announcement earlier this year that the U.S. Army has narrowed the field of contractors to develop its next generation tactical military vehicle provides a perfect example of our success in this market. We were selected, along with Lockheed Martin Corp., to build demonstrator armored vehicles to replace the U.S. Army’s aging fleet of Humvees.

Our new joint ventures with MAN and Mahindra & Mahindra are also driving new product opportunities. Working with MAN, we are developing a family of big bore engines that will be offered exclusively in International Class 8 highway tractors and severe service trucks starting in late 2007. Under the MaxxForce™ International Diesel Power brand, offerings will range from a four-cylinder, 2.8-liter engine up to the company’s new offerings in the 11- to 13-liter class. MaxxForce engine powered International® brand commercial trucks in North America will offer proven air- and fuel-management technologies and exhaust gas recirculation (EGR) systems. With the addition of advanced aftertreatment systems, they will deliver uncompromised performance while meeting the 2007 EPA emissions standards for diesel engines.

CONTINUED IMPROVEMENTS TO OUR COST STRUCTURE

Our focus on continued improvements in our cost structure has not waned in 2006. Our work with MAN and Mahindra & Mahindra continues to surface opportunities for cost improvements through global scale and design and engineering efficiencies. We are confident that we will begin to realize significant cost reductions through these ventures in 2006. Additionally, we continue our focus on manufacturing labor improvements that will allow us to continue to grow our capacity in an improved cost position.

ADDITIONAL GROWTH OPPORTUNITIES

Our joint venture with Mahindra & Mahindra will produce a full range of new light, medium and heavy commercial vehicles, including trucks and school buses based on International’s existing product platforms. This venture, which will utilize its own distribution channel as well as International’s and Mahindra & Mahindra’s overseas networks, gives us the opportunity to participate in the economic growth of India and the surrounding region, working with a partner of proven capabilities and reputation.

We are continuing to take advantage of high industry volume. Our March orders for Class 8 trucks were at record levels, totaling 10,856 units compared with 6,854 units in February. In addition, our medium truck orders in March were the highest monthly orders in 30 years. Strong demand continued in April as total orders for our International medium and heavy trucks and IC school buses more than doubled to 16,544 units from 7,548 units in April a year earlier. We anticipated that the record trends will continue until the 2006 production schedule is full.

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Emissions reductions reflect a major area of market opportunity going forward as well. With 2007 emissions regulations only months away, we have more than risen to the challenge, thanks to our industry-leading emissions technologies. We have already conducted extensive and satisfactory tests of our 2007 technology, which will go into production in the fourth quarter of 2006.

Going forward, International truck and IC bus dealers will be able to compete in the California market, which many competitors left a year and a half ago due to the state’s new emissions requirements. A major milestone occurred when the California Air Resources Board (CARB) granted International verification for its Green Diesel Technology® emission retrofit products. We are now re-entering this major state market from a position of technological leadership and with a great opportunity to gain market share for buses and a variety of work vehicles.

These positive steps in 2005 and 2006 demonstrate continued execution on our strategy of strong products, reduced costs and growth. We continue to develop exciting new products that directly address critical customer needs. Thanks to targeted acquisitions and strategic alliances, we have gained global scale and sourcing options that will continue to improve our cost structure. And we have expanded into new markets that take full advantage of our existing products, core competencies and technological leadership.

We hope you share the excitement for what this company achieved in 2005 and for what we are set to achieve in 2006 and beyond. Clearly, this company is on the path to achieving the goal we set forth in 2004: to become a $15 billion company by 2009, with commensurate profits. We have taken strong steps to achieve these goals, and are seeing tangible results from our efforts.

ABOUT NAVISTAR

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

Forward Looking Statements

Information provided and statements made in this letter that are not purely historical are forward-looking. Such forward-looking statements only speak as of the date of this letter and we assume no obligation to update the information included in this Letter to Shareowners, whether as a result of new information, future events or otherwise. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many other factors that could cause actual results to differ materially from those in the forward-looking statements. For a further description of these and other factors, see Exhibit 99.1 to our Form 8-K filed with the U. S. Securities and Exchange Commission on April 12, 2006. In addition, until the previously announced review by the company of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and periods resulting from such review, if any, nor can there be any assurance that additional adjustments to the financial statements of the company will not be identified.

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